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                                                                     EXHIBIT 5.1




                                              October 1, 1998

Complete Wellness Centers, Inc.
666 Eleventh Street, N.W.
Washington, D.C. 20001

Ladies and Gentlemen:

            We have acted as counsel to Complete Wellness Centers, Inc.(the "Company"), a Delaware corporation, in connection with its registration of 100,000 shares of Common Stock (the "Common Stock") as described in the Company's Registration Statement on Form S-3, filed with the Securities and Exchange Commission under the Securities Act of 1933. The Common Stock consists of shares that may be offered by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Resale Shares").

          We are familiar with the corporate proceedings taken by the Company in connection with the issuance and sale of the Resale Shares. It is our opinion that the Resale Shares have been duly authorized and are validly issued, fully paid and nonassessable.

          We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the registration Statement.



                              Very truly yours,


                              /s/

                              EPSTEIN BECKER & GREEN, P.C.